United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2014

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 25, 2014, the Registrant received a letter from the Staff of the Listing Qualifications office of The Nasdaq Stock Market LLC, or Nasdaq, notifying the Registrant that the Staff had determined that the Registrant had violated Listing Rule 5635(c) that provides, in relevant part, that stockholder approval is required prior to the issuance of securities when equity compensation arrangements are made pursuant to which stock may be acquired by officers, directors, employees or consultants. The November 25, 2014 notification from the Staff has no immediate effect on the listing of the Registrant’s common stock.

In 2009, the Registrant’s Board of Directors and stockholders approved the American CareSource Holdings, Inc. 2009 Equity Incentive Plan, or 2009 Equity Plan. In connection with such stockholder approval, in May 2009 the Registrant’s Board of Directors adopted a director compensation program for 2009 pursuant to which 1,111 restricted stock units, or RSUs, were awarded to each of the Registrant’s then-serving directors. Those RSUs were awarded under the 2009 Equity Plan and the Registrant’s common stock was to be issued under the 2009 Equity Plan in equal parts upon vesting of those RSUs in 2010, 2011, 2012, 2013 and 2014. Since those RSUs were awarded in 2009, a total of approximately 5,575 shares of the Registrant’s common stock, representing less than 0.1% of the Registrant’s common stock currently outstanding, was issued to those directors for those years, excluding 2014. No common stock was issued in 2014 under the RSUs awarded in 2009, and no RSUs were awarded to the Registrant’s directors in 2010, 2011 or 2012.

Effective May 30, 2013, the Registrant’s Board of Directors established a new director compensation program providing for the award of 10,000 RSUs to each director upon initial election to the Registrant’s Board of Directors and an additional 10,000 RSUs on the date of each annual meeting of stockholders, with such RSUs and, upon vesting, the Registrant’s common stock to be issued under the 2009 Equity Plan. Pursuant to that program, on each of May 30, 2013 and June 3, 2014 each of the Registrant’s directors was awarded 10,000 RSUs, and a director who was first elected to the Registrant’s Board of Directors on June 24, 2014 was awarded 10,000 RSUs in connection with his election. The RSUs awarded in 2013 were to vest in equal installments over 24 months, and the RSUs awarded in 2014 are to vest in 2015. No common stock has been issued pursuant to the RSUs awarded in 2013 or 2014.

The Registrant recently determined that awarding RSUs to the Registrant’s directors under the 2009 and 2013 programs, and issuing the Registrant’s common stock upon vesting of those RSUs, was not and would not be in compliance with the terms of the 2009 Equity Incentive Plan. Because of such noncompliance, awards of RSUs to the Registrant’s directors and issuance of the Registrant’s common stock upon vesting of those RSUs have not been approved by the Registrant’s stockholders, and, accordingly, the issuance of the Registrant’s common stock thereunder was not and would not be in compliance with Nasdaq Listing Rule 5635(c). On November 5, 2014 the Registrant notified Nasdaq of these events and advised it that the Registrant’s Board of Directors has determined that the Registrant would suspend the issuance of additional common stock under the RSUs awarded in 2009 and would not issue any common stock under the RSUs awarded in 2013 or 2014 until stockholder approval of such awards is obtained and stockholders approve an amendment of the 2009 Equity Plan to permit the award of RSUs to the Registrant’s directors. The Registrant also notified Nasdaq that it would seek such stockholder approval at its 2015 annual meeting of stockholders. If stockholders do not approve the RSUs awarded in 2009, 2013 and 2014 at the 2015 annual meeting, those RSUs will be cancelled and no additional shares of common stock issued thereunder. Additional RSUs will not be awarded to directors unless and until the 2009 Equity Plan is amended to permit such awards to directors.

In its November 25, 2014 letter, the Staff granted the Registrant an extension of time until May 26, 2015 to obtain such approvals and notify the Staff of such action. The Staff has also advised the Registrant that if the Registrant does not satisfy those requirements the Staff will provide written notification that the Registrant’s securities may be delisted, which determination may be appealed by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date:	December 2, 2014	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer